Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111127 on Form S-8 and Registration Statement Nos. 333-121847 and 333-115113 on Form S-3 of our report dated April 15, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of DrugMax, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs concerning (i) uncertainty regarding the Company’s ability to continue as a going concern and (ii) the changes in the methods of accounting for negative goodwill, goodwill and other intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” appearing in this Annual Report on Form 10-K of DrugMax, Inc. for the year ended January 1, 2005.

Hartford, Connecticut

April 15, 2005